Exhibit 99.3

Oasis Semiconductor, Inc.

Unaudited Condensed Consolidated Financial Statements

June 30, 2005 and the Six month

Periods Ended June 30, 2005 and 2004

OASIS SEMICONDUCTOR, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2005

(In thousands, except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,836
Accounts receivable (less allowance for doubtful accounts of $60)	3,732
Inventory—net	1,527
Prepaid expenses and other current assets	524

Total current assets	19,619

PROPERTY AND EQUIPMENT—Net	1,250

DEFERRED INCOME TAXES	1,736

TOTAL	$22,605

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$2,031
Accrued commission	286
Deferred rent	843
Other accrued expenses	611
Deferred revenue	419
Income taxes payable	1,405

Total current liabilities	5,235

DEFERRED REVENUE	2,620

Total liabilities	7,855

STOCKHOLDERS’ EQUITY:
Series A Convertible Preferred Stock, $0.001 par value; 397,380 shares authorized, issued and outstanding; liquidation preference, $312,500
Series B Convertible Preferred Stock, $0.001 par value; 179,394 shares authorized, issued and outstanding; liquidation preference, $345,782
Series C Convertible Preferred Stock, $0.001 par value; 106,288 shares authorized, issued and outstanding; liquidation preference, $1,108,584
Series D Convertible Preferred Stock, $0.001 par value; 669,372 shares authorized; 608,520 shares issued and outstanding; liquidation preference, $1,500,000	1
Common stock, $0.001 par value; 60,000,000 shares authorized at 5,478,620 shares issued and 4,456,124 shares outstanding	5
Additional paid-in capital	11,896
Deferred stock-based compensation	(3,091)
Treasury stock, 1,022,496 shares, at cost	(2,000)
Retained earnings	7,939

Total stockholders’ equity	14,750

TOTAL	$22,605

See notes to unaudited condensed consolidated financial statements.

OASIS SEMICONDUCTOR, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(In thousands)

	2005	2004

REVENUE	$22,857	$22,836

COST OF REVENUE	(11,390)	(11,994)

GROSS PROFIT	11,467	10,842

OPERATING EXPENSES:
Research and development	4,996	4,421
Selling, general, and administrative	3,885	3,092

Total operating expenses	8,881	7,513

INCOME FROM OPERATIONS	2,586	3,329

INTEREST INCOME—Net	130	27

INCOME BEFORE INCOME TAXES	2,716	3,356

PROVISION FOR INCOME TAXES	435	1,534

NET INCOME	$2,281	$1,822

See notes to unaudited condensed consolidated financial statements.

OASIS SEMICONDUCTOR, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(In thousands)

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,281	$1,822
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	235	174
Stock-based compensation	643	364
Provision for inventory obsolescence	284	0
Changes in assets and liabilities:
Accounts receivable	58	(2,770)
Inventory, prepaid expenses and other current assets	4,370	(678)
Accounts payable and accrued liabilities	(2,550)	1,254
Deferred revenue	498	606
Income taxes	435	(1,527)

Net cash provided by (used in) operating activities	6,254	(755)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(624)	(216)
Decrease in restricted cash	0	1,302

Net cash provided by (used in) investing activities	(624)	1,086

CASH FLOWS FROM FINANCING ACTIVITIES:
Deferred financing costs	0	(591)
Proceeds from exercise of employee stock options	0	75

Net cash used in financing activities	0	(516)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,630	(185)

CASH AND CASH EQUIVALENTS—Beginning of period	8,206	6,336

CASH AND CASH EQUIVALENTS—End of period	$13,836	$6,151

See notes to unaudited condensed consolidated financial statements.

OASIS SEMICONDUCTOR, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2005 and the Six Month Periods Ended June 30, 2004 and 2005

1.	ORGANIZATION

Oasis Semiconductor, Inc. (the “Company”), a Delaware corporation, was incorporated on November 7, 1995. The Company is a fabless semiconductor company that designs, develops, and markets proprietary, mixed-signal system controller solutions for All-In-One peripheral devices. The Company is headquartered in Waltham, Massachusetts.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements reflect the application of certain accounting policies described below and elsewhere in the notes to the financial statements. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Basis of Presentation and Principles of Consolidation—The consolidated financial statements as of June 30, 2005 and for the six months ended June 30, 2004 and 2005, have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the audited financial statements included in the accompanying Form 8-K/A filed by SigmaTel, Inc. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of the results of these interim periods have been included. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year.

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, cost, and expenses during the reporting periods. Actual results could differ from those estimated or assumed. The more significant estimates reflected in these financial statements include the allowance for doubtful accounts, inventory obsolescence and the valuation of the fair value of the Company’s common stock.

Accounting for Stock-Based Compensation—Employee stock awards under the Company’s compensation plans are accounted for using the intrinsic method permitted by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, Financial Accounting Standards Board (“FASB”) Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, Emerging Issues Task Force Issue (“EITF”) No. 00-23, Issues Related to the Accounting for Stock Compensation Under APB Opinion No. 25 and FASB Interpretation No. (“FIN”) 44, and other related interpretations. The Company accounts for equity awards issued to nonemployees using the fair value method prescribed by the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, EITF Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods, or Services, and other related interpretations (See “Recent Accounting Pronouncements” for a description of future changes to the Company’s accounting methods).

OASIS SEMICONDUCTOR, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following table illustrates the effect on net income as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per-share data):

	Six Months Ended June 30,
	2005	2004
Net income—as reported	$2,281	$1,822
Add stock-based employee compensation expense included in reported net income	643	364
Deduct stock-based employee compensation expense determined under the fair-value-based method for all employee awards	(1,001)	(950)

Pro forma net income	$1,923	$1,236

The fair value of stock options granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Six Months Ended June 30, 2005	Year Ended December 31, 2004
Risk-free interest rates	3.77%	3.36%–3.85%
Expected lives	5 years	5 years
Dividend yield	0%	0%
Expected volatility	60%	60%

The Company determined the expected volatility from other fabless semiconductor companies with publicly traded securities.

In 2003, the Company granted options to purchase 354,500 shares of common stock at exercise prices below fair value. As a result, the Company recorded deferred stock–based compensation of $1,284,000 based on the intrinsic value of the options as of the grant date. Based on the vesting period of the options, stock-based compensation of $161,000 and was recognized during each of the six months periods ended June 30, 2005 and 2004.

In 2004, the Company granted options to purchase 581,000 shares of common stock at exercise prices below fair value. As a result, the Company recorded deferred stock–based compensation of $3,769,000 based on the intrinsic value of the options as of the grant date. Based on the vesting period of the options, stock-based compensation of $472,000 and $451,000 was recognized during the six months periods ended June 30, 2005 and 2004.

OASIS SEMICONDUCTOR, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In March 2003, the Company issued an option to a non-employee to purchase 30,000 shares of common stock in consideration for service to be rendered in the future (the “2003 Option”). The 2003 Option vests through December 2006. Compensation expense associated with the 2003 Option aggregated $10,000 during the six month period ended June 30, 2005.

Risks and Uncertainties and Concentration of Credit Risk—Substantially all of the Company’s products are manufactured by two companies for sale to a limited number of contract manufacturers. The Company’s products are incorporated by the contract manufacturer into products sold to brand name companies. The Company does not have long-term agreements with either of these suppliers. A manufacturing disruption experienced by one or more of these manufacturing entities would impact the production of the Company’s products for a substantial period of time, which could have a material adverse effect on its business, financial condition, and results of operations. The Company’s customers are predominantly in Asia.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents, and trade receivables. The Company performs ongoing credit evaluations of its customers. The Company maintains allowances for credit losses that, in the aggregate, have not exceeded management’s expectations. The Company’s allowance for doubtful accounts had the following activity (in thousands):

	Balance at Beginning of Period	Charged to Income	Other Deductions	Balance at End of Period
Six Months Ended June 30, 2005	$60	$—	$—	$60

The following provides information regarding the Company’s significant customers:

	Customers That Accounted for Greater than 10% of Accounts Receivable—Net	Customers That Accounted for Greater Than 10% of Revenue Six Months Ended June 30,
Customer	As of June 30, 2005	2005	2004
A	37%	20%	23%
B		35	52
C	18	24
D	11

OASIS SEMICONDUCTOR, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Inventory—The Company carries its inventory at the lower of cost (using the specific-identification method) or market. Inventory consists of the following at June 30, 2005 (in thousands):

Work in process	$1,259
Finished goods	268

Total	$1,527

During the second half of 2004, the Company increased certain work in process inventory quantities in anticipation of orders which subsequently did not materialize. At December 31, 2004, the Company has established a reserve of approximately $116,000 for any potential excess inventory. The reserve was increased by $284,000 during the six months ended June 30, 2005.

Recent Accounting Pronouncements—In December 2004, the FASB issued SFAS No. 123R, Share-Based Payment. This Statement is a revision of SFAS No. 123 and supersedes APB Opinion No. 25 and its related implementation guidance. SFAS No. 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Statement requires entities to recognize stock compensation expense for awards of equity instruments to employees based on the grant-date fair value of those awards (with limited exceptions). SFAS No. 123R is effective for the Company in 2006. The Company has not completed its evaluation of SFAS 123R and the impact it will have on the financial statements.

3.	INCOME TAXES

The Company’s effective income tax rate for each period presented differs from the statutory rate principally due to compensation expense recorded in the accompanying financial statements which is not deductible for tax purposes, offset by tax credits. Further, during 2005 the Company determined that it was eligible to apportion, for state tax purposes, its revenue to tax jurisdictions with nominal tax rates. As a result, during 2005 the Company reduced its state deferred tax assets to reflect the lower tax rates as well as apply and receive a refund on previously paid state tax liabilities. The effects of these events have been recorded as a net credit of $515,000 to the Company’s tax provision for the six months ended June 30, 2005. The significant items remaining in net deferred tax assets at June 30, 2005 consist of deferred revenue, inventory reserves and research and development credit carry forwards.

4.	SUBSEQUENT EVENTS

On September 6, 2005, the Company’s shareholders agreed to sell the Company to SigmaTel, Inc. for an initial cash payment of $57,000,000. Further, the Company’s shareholders are entitled to additional contingent consideration up to $25,000,000 in the event that certain financial targets are achieved during 2006. Prior to the closing of the sale on September 6, 2005, the Company paid dividends of approximately $10.4 million to Company stockholders.

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